Exhibit 99.1

TRANSFER AGREEMENT

THIS TRANSFER AGREEMENT (this “Agreement”), is made as of October 5, 2015, by and between Cinedigm Corp., a Delaware corporation (the “Company”) and Active Owners Fund LP, a Delaware limited partnership (“AOF Fund”).

RECITALS:

WHEREAS, AOF Fund purchased 276,331 shares of the Company’s Class A common stock, par value $0.001 per share (“Common Stock”), between June 4, 2015 and July 15, 2015 (the “Excess Shares”);

WHEREAS, the Company believes that the Excess Shares constituted Excess Securities, as such term is defined in Section 4.4.3 of the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Charter”);

WHEREAS, AOF Fund received a letter from the Company, dated July 22, 2015 (the “Demand Letter”), demanding compliance with the terms of Article Fourth of the Charter, which are designed to preserve the Company’s ability to utilize its net operating loss carryforwards under Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”);

WHEREAS, prior to receipt of the Demand Letter, AOF Fund had already disposed of 269,866 of the Excess Shares, as described in more detail on Schedule 1 hereto; and

WHEREAS, AOF Fund wishes to surrender the remaining, 6,465 Excess Shares to Socitété Générale or its affiliate, the Company’s agent (the “Agent”), pursuant to the Company’s interpretation of Section 4.4 of the Charter as hereinafter provided.

NOW, THEREFORE, in consideration for the promises, terms and conditions contained herein, the parties hereto mutually covenant and agree as follows:

Disposition of Excess Securities.

AOF Fund represents, warrants and certifies that it disposed of a total of 269,866 Excess Shares on the dates, in the amounts, and on the terms set forth on Schedule 1 hereto, that it has received no dividends or distributions in respect of any of the Excess Shares, that none of the Excess Shares were acquired by gift or inheritance, and that the additional information set forth on Schedule 1 is true and correct.

Within seven (7) business days of the date hereof, AOF Fund will deliver the remaining 6,465 Excess Securities to the Agent. The Company shall instruct the Agent to use its reasonable efforts to mitigate or eliminate loss to AOF Fund on the sale of the Excess Securities; provided, however, that the Agent shall be under no unreasonable obligation to take any action that could potentially impair the Company’s ability to take the position that AOF Fund was not the owner of the Excess Securities for the purposes of Section 382, and provided further that no fees or expenses, other than normal and customary brokerage commissions, not to exceed $100 (USD) in the aggregate, will be deducted from the amount payable to AOF Fund. The Company shall promptly deliver directly by wire transfer to AOF Fund an amount equal to the lesser of (i) AOF Fund’s cost per share multiplied by 6,465 or (ii) the actual sale price realized by the Agent in the open market, in each case after deducting commissions that shall not exceed $100 (USD).

Compliance with Charter. AOF Fund shall not acquire additional shares of Common Stock unless in compliance with Article Fourth of the Charter.

Exit 13D. AOF Fund shall promptly file an amendment to the Schedule 13D it filed with the Securities and Exchange Commission on July 10, 2015, with respect to its ownership of Common Stock, reporting that AOF Fund and the other members of the named “group” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, ceased to be the beneficial owners of more than five-percent (5%) of the Common Stock currently issued and outstanding.

Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one (1) or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Assignment; Successors and Assigns. This Agreement shall not be assignable by either party hereto without the consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, such provision shall be interpreted so as to comply with the ruling of such court and such holding shall in no way affect, invalidate, or render unenforceable any other provision hereof.

Counterparts. This Agreement and each document to be executed and delivered pursuant to this Agreement may be executed and delivered in counterpart signature pages, via facsimile transmission or via email with scanned or PDF attachment, and any such counterpart so executed and delivered via facsimile transmission or via email will be deemed an original for all intents and purposes.

No Rights Conferred. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto.

Modification, Amendment or Supplement. This Agreement may be modified, amended or otherwise supplemented only by a writing signed by the party against whom it is sought to be enforced. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

Choice of Law. This Agreement shall be governed in accordance with the laws of the State of New York without giving effect to its principles of conflicts of law.

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Entire Agreement. This Agreement represents the entire mutual understanding (and supersedes any and all understandings, negotiations and/or agreements, written or oral, not expressly set forth in this Agreement) between the parties hereto with respect to the subject matter hereof. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to enter into the transaction contemplated herein, it being understood and agreed that none of the parties hereto will be legally obligated with respect to any terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have caused this Transfer Agreement to be executed as of the date first written above.

CINEDIGM CORP.

By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer and Chairman of the Board of Directors

ACTIVE OWNERS FUND LP
By:	TP-One Holdings LLC its General Partner

By:	/s/ Joseph Pretlow
Name:	Joseph Pretlow
Title:	Managing Member

[Signature page to Transfer Agreement]

Schedule 1 to AOF Fund Transfer Agreement

Excess Shares Sold Prior to Demand Letter

# Shares	Date Acquired	Date Sold	Sale Price	Total Sale Proceed	Cost per Unit	Total Cost	Loss
57,145	3/27/2014	7/16/2015	0.70	39,935.25	2.64	150,752.00	(110,816.75)
52,340	3/31/2014	7/16/2015	0.70	36,577.32	2.46	128,510.39	(91,933.07)
36,393	4/7/2014	7/16/2015	0.70	25,432.91	2.59	94,412.36	(68,979.45)
32,116	4/9/2014	7/16/2015	0.70	22,443.97	2.54	81,513.74	(59,069.77)
54,589	4/10/2014	7/16/2015	0.70	38,149.01	2.49	135,855.55	(97,706.54)
9,988	4/14/2014	7/16/2015	0.70	6,980.02	2.47	24,700.32	(17,720.30)
27,295	4/24/2014	7/16/2015	0.70	19,074.85	2.51	68,565.14	(49,490.29)
269,866				188,593.33		684,309.50	(495,716.17)